Exhibit 21

Subsidiaries of the Company

The following is a list of subsidiaries as of the date hereof and the state or other jurisdiction of incorporation of each. Except as indicated below, each subsidiary does business under its own name. The names of certain subsidiaries are omitted. Such subsidiaries would not, if considered in the aggregate as a single subsidiary, constitute a significant subsidiary within the meaning of Item 601(b)(21)(ii) of Regulation S-K.

Name of Company	Incorporation
Fortune Brands Finance Canada Ltd.	Canada
Fortune Brands Storage & Security LLC	Delaware
Master Lock Company LLC	Delaware
ALC Holding Company	Delaware
American Lock Company	Delaware
Master Hardware & Manufacturing Company	Wisconsin
Master Lock de Nogales, S.A. de C.V.	Mexico
Master Lock Europe, S.A.S.	France
Waterloo Industries, Inc.	Delaware
Waterloo de Nogales, S.A. de C.V.	Mexico
MasterBrand Cabinets, Inc.	Delaware
MasterBrand Industries Foreign Sales Corp.	Barbados
KC/MBC Holdings Co.	Delaware
KCMB Nova Scotia Corp.	Canada
KC Manitoba Ltd.	Canada
Kitchen Craft of Canada	Canada
MBC IP Company	Delaware
NHB Industries Limited	Canada
Moen Incorporated	Delaware
Omega IP Company	Delaware
Moen China, Limited	Hong Kong
Moen (Shanghai) Kitchen & Bath Products Co., Ltd.	China
Moen Guangzhou Faucet Co., Ltd.	China
Moen, Inc.	Canada
Fortune Brands Windows, Inc.	Delaware
Simex, Inc.	West Virginia
Simonton Building Products, Inc.	West Virginia
Simonton Windows, Inc.	West Virginia
Therma-Tru Corp.	Ohio
Fypon LLC	Delaware
Fypon Chemical Industry (Yantai) Co., Ltd.	China